We have HYLIION HOLDINGS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF
SEPTEMBER 30, 2023
(Dollar amounts in thousands, except share data)

	Historical Hyliion Holdings Corp. (a)	Pro Forma Adjustments		Pro Forma Hyliion Holdings Corp.
Assets
Current assets
Cash and cash equivalents	$28,600	$—		$28,600
Accounts receivable	140	—		140
Inventory	139	(139)	(b)	—
Prepaid expenses and other current assets	11,509	(1,482)	(b)	10,027	(c)
Short-term investments	153,625	—		153,625
Total current assets	194,013	(1,621)		192,392

Property and equipment, net	11,076	—		11,076	(c)
Operating lease right-of-use assets	7,494	—		7,494
Intangible assets, net	200	(200)	(b)	—
Other assets	2,038	(346)	(b)	1,692
Long-term investments	141,324	—		141,324
Total assets	$356,145	$(2,167)		$353,978

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,507	$—		$3,507
Current portion of operating lease liabilities	807	—		807
Accrued expenses and other current liabilities	8,867	15,304	(d)	24,171
Total current liabilities	13,181	15,304		28,485

Operating lease liabilities, net of current portion	7,354	—		7,354
Other liabilities	1,248	—		1,248
Total liabilities	21,783	15,304		37,087

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 250,000,000 shares authorized; 182,716,445 shares issued and outstanding at September 30, 2023	18	—		18
Additional paid-in capital	402,978	—		402,978
Accumulated deficit	(68,634)	(17,471)	(e)	(86,105)
Total stockholders’ equity	334,362	(17,471)		316,891
Total liabilities and stockholders’ equity	$356,145	$(2,167)		$353,978

HYLIION HOLDINGS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(Dollar amounts in thousands, except share and per share data)

	Historical Hyliion Holdings Corp. (a)	Pro Forma Adjustments		Pro Forma Hyliion Holdings Corp.
Revenues
Product sales and other	$672	$(672)	(f)	$—
Total revenues	672	(672)		—
Cost of revenues
Product sales and other	1,675	(1,675)	(f)	—
Total cost of revenues	1,675	(1,675)		—
Gross loss	(1,003)	1,003		—
Operating expenses
Research and development	73,472	(57,863)	(f)	15,609
Selling, general and administrative	30,265	(10,645)	(f)	19,620
Total operating expenses	103,737	(68,508)		35,229
Loss from continuing operations	(104,740)	69,511		(35,229)
Interest income	10,345	—		10,345
Gain on disposal of assets	1	(1)	(f)	—
Other income, net	14	(14)	(f)	—
Net loss from continuing operations	$(94,380)	$69,496		$(24,884)

Net loss per share from continuing operations, basic and diluted	$(0.52)			$(0.14)

Weighted-average shares outstanding, basic and diluted	180,914,250			180,914,250

HYLIION HOLDINGS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022
(Dollar amounts in thousands, except share and per share data)

	Historical Hyliion Holdings Corp. (a)	Pro Forma Adjustments		Pro Forma Hyliion Holdings Corp.
Revenues
Product sales and other	$2,106	$(2,106)	(f)	$—
Total revenues	2,106	(2,106)		—
Cost of revenues
Product sales and other	8,778	(8,778)	(f)	—
Total cost of revenues	8,778	(8,778)		—
Gross loss	(6,672)	6,672		—
Operating expenses
Research and development	110,370	(67,026)	(f)	43,344
Selling, general and administrative	41,988	(16,880)	(f)	25,108
Total operating expenses	152,358	(83,906)		68,452
Loss from continuing operations	(159,030)	90,578		(68,452)
Interest income	5,724	—		5,724
Loss on disposal of assets	(19)	19	(f)	—
Other expense, net	(32)	—		(32)
Net loss from continuing operations	$(153,357)	$90,597		$(62,760)

Net loss per share from continuing operations, basic and diluted	$(0.87)			$(0.36)

Weighted-average shares outstanding, basic and diluted	175,400,486			175,400,486
The unaudited pro forma condensed consolidated financial statements reflect the following notes and adjustments:
(a) Reflects the condensed consolidated balance sheet as of September 30, 2023 and condensed consolidated statement of operations for the nine months ended September 30, 2023 as filed in this Form 10-Q and the condensed consolidated statement of operations for the year ended December 31, 2022 as filed in the Company’s annual report on Form 10-K for the year then ended.
(b) Adjustments represent the impairment or accelerated depreciation and amortization of assets.
(c) Amounts include assets that are expected to be sold for greater than the recorded value. No adjustments for cash expected to be received upon sale or reclassification to assets held-for-sale have been made.
(d) Adjustment represents the estimated accrual of exit charges including severance and retention payments and contract terminations. The actual charges are expected to be recorded on the Company’s financial statements in the fourth quarter of 2023 and will differ from this estimate, and are subject to the outcome of supplier negotiations. We estimate that these charges could be up to $9.0 million greater than the amount presented.
(e) Adjustment represents the net impact of impairment or accelerated depreciation and amortization of assets, and estimated accrual of exit charges including severance and retention payments and contract terminations. No impacts from the disposition assets have been reflected and the exact timing and amount of any such dispositions are currently unknown.
(f) Adjustments represent the elimination of activities associated with powertrain business. The elimination of research and development and selling, general and administrative operating expenses were based on estimates and may not be representative of actual continuing operations.